NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 18, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 22, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between AdvisorShares Trust Peritus High Yield ETF and Exchange Listed Funds Trust Peritus High Yield ETF became effective on June 22, 2018. Shareholders of the AdvisorShares Trust Peritus High Yield ETF will become shareholders of the Exchange Listed Funds Trust Peritus High Yield ETF, and immediately after the Reorganization each shareholder will hold a number of shares of the Exchange Listed Funds Trust Peritus High Yield ETF equal in aggregate value at the time of the exchange to the aggregate value of such shareholder’s shares of the AdvisorShares Trust Peritus High Yield ETF immediately prior to the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 25, 2018.